SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549



                                  Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934



Date of Report (date of earliest event reported):  June 19, 2002



Mallon Resources Corporation
(exact name of registrant as specified in its charter)


    Colorado                     0-17267               84-1095959
(State or other                (Commission          (I.R.S. Employer
jurisdiction                   File Number)         Identification No.)
of incorporation)



999 18th Street, Suite 1700, Denver, Colorado          80202
(address of principal executive offices)             (zip code)



Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated June 19, 2002, the text of which follows:

    Denver, Colorado -- Mallon Resources Corporation (Nasdaq: "MLRC") announced today that it has withdrawn from discussions with Smart Exploration (of Tulsa) concerning a planned coalbed methane exploration project on Mallon's New Mexico acreage. The parties had entered into a letter of intent contemplating the formation of such a venture in April, but were unable to agree upon definitive terms.

    George Mallon, Chairman, said, "We were excited to do a transaction with Smart as outlined in the original letter of intent. Unfortunately, as we worked toward a definitive agreement, we realized that Smart's willingness to commit real exploration dollars to the project was eroding. Ultimately, we determined it would not be in our shareholders' best interests for the Company to commit our 50,000 prospective acres to a project with Smart."

    Mr. Mallon concluded, "The letter of intent with Smart has expired, so we have re-opened discussions with other prospective joint venture partners. We are looking for a serious partner that is willing and able to commit the drilling capital necessary to fairly test the potential of our expansive Fruitland Coal Formation acreage."

    The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. These and other risk factors that affect Mallon's business are discussed in Mallon's Annual Report on Form 10-K.

    Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan Basin of New Mexico. Mallon's common stock is quoted on Nasdaq under the symbol "MLRC."

                                  Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  Mallon Resources Corporation


June 20, 2002                     By: __/s/ Roy K. Ross_____________________
                                       Roy K. Ross, Executive Vice President

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